Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Fourth Quarter and Full Year 2017 Results

•	4Q 2017 revenues of $216.5 million vs. $167.6 million in 3Q 2017 and $67.3 million in 4Q 2016

•	4Q 2017 net income of $43.2 million vs. $29.8 million in 3Q 2017 and net loss of $(8.1) million in 4Q 2016

•	4Q 2017 Adjusted EBITDA of $59.0 million vs. $41.7 million in 3Q 2017 and $(0.3) million in 4Q 2016

•	4Q 2017 distributable cash flow attributable to the limited partner unitholders of $52.6 million vs. $37.5 million in 3Q 2017 and $(4.4) million in 4Q 2016

•	Completed $20 million of unit repurchases in 4Q 2017; increased quarterly distribution to $0.20 per unit

•	Successfully refinanced Term Loan and Revolving Credit Agreement provide flexibility for continuation of unit repurchase program and extend maturity profile

HOUSTON, February 19, 2018 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported fourth quarter and full year 2017 results. Revenues for the fourth quarter of 2017 totaled $216.5 million on sales of 2,985,115 tons of frac sand. This compares to $167.6 million of revenues on sales of 2,456,195 tons of frac sand in the third quarter of 2017. The limited partners' interest in net income was $43.2 million for the fourth quarter of 2017, resulting in $0.48 basic and $0.47 diluted earnings per limited partner unit.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter of 2017 was $54.9 million, compared to $41.8 million for the third quarter of 2017. EBITDA adjusted for earnings from equity method investments and a loss on extinguishment of debt ("Adjusted EBITDA") was $59.0 million in the fourth quarter of 2017, compared to $41.7 million for the third quarter of 2017. Distributable cash flow attributable to the limited partners for the fourth quarter of 2017 was $52.6 million compared to $37.5 million for the third quarter of 2017.

"Hi-Crush’s performance in the fourth quarter is the result of a year of strategic planning and focused execution," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "We acted quickly, proactively, and also took advantage of an improved environment in the frac sand space. From the first quarter, with our purchase of Whitehall and the development of our Permian Basin Kermit facility, to the fourth quarter, when we achieved full utilization at our Kermit facility, while placing into service our Pecos terminal and our tenth PropStreamTM crew, our team worked tirelessly to get us where we are today. I am confident that with our asset base, personnel, and financial strength, we are best positioned for sustainable success in 2018 and over the long-term."

Fourth Quarter 2017 Results

Revenues for the fourth quarter of 2017 of $216.5 million increased by 29% sequentially, driven by improvement in sales volumes, combined with generally higher pricing. Average sales price was $71 per ton in the fourth quarter of 2017, compared to $68 per ton in the third quarter of 2017 and $49 per ton in the fourth quarter of 2016, as sales prices generally improved due to continued increases in frac sand demand in excess of available supply, particularly for fine mesh sand. Approximately 42% of sales volumes for the fourth quarter of 2017 were sold at the mine, 43% of the volumes were sold at the terminals and 15% of the volumes were sold at the wellsite. Approximately 39% of sales volumes for the third quarter of 2017 were sold at the mine, 51% of the volumes were sold at the terminals and 10% of the volumes were sold at the wellsite. The percentage of volumes sold at each delivery point varies quarter to quarter due to customer mix; however, the percentage of volumes sold at the terminal or the wellsite is expected generally to increase over time as customers prefer landing sand closer to, or at, the wellsite.

Contribution margin was $23.46 per ton in the fourth quarter of 2017, compared to $19.39 per ton in the third quarter of 2017. The 21% improvement in contribution margin per ton was primarily the result of higher pricing as well as increased volumes sold from the Kermit facility.

Volumes and contribution margin per ton for the fourth quarter of 2017 included temporary negative impacts from Class-1 rail issues and winter weather. These factors resulted in lower sales volumes in the final weeks of the fourth quarter of 2017 and extended into 2018. Weather issues impacting industry-wide completions activity abated in mid-January 2018, while rail issues impacting the industry remain ongoing, but continue to be addressed proactively by Hi-Crush. The Partnership expects these rail issues gradually to improve through the remainder of the quarter and be largely resolved by the end of the first quarter of 2018. Impacts to our customers in the Permian are somewhat mitigated by supply from the Kermit facility.

"During the fourth quarter, we benefited from continued growth in pricing and contribution margin, full utilization at our Permian Basin Kermit facility since mid-October, and ongoing strength in demand for Northern White frac sand, offset somewhat by operational issues experienced by Class-1 railroads," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "Sales volumes grew by more than 20% sequentially, which, combined with pricing gains and per ton margin expansion, drove increases in our Adjusted EBITDA and distributable cash flow by approximately 40%. Our strong financial performance in the fourth quarter and throughout 2017 was the direct result of successful execution of our Mine. Move. Manage. operating strategy. This includes a focus on efficient production across a diversity of mesh sizes and mine locations, and industry-leading logistics through our owned and operated terminal network, supplemented with our unique last mile capabilities."

Full Year 2017 Results

For the full year 2017, the limited partners' interest in net income was $84.0 million, resulting in $0.97 basic and $0.96 diluted earnings per limited partner unit. EBITDA for the full year 2017 was $124.9 million, compared to $(52.1) million for the full year 2016. Adjusted EBITDA for the full year 2017 was $129.2 million, compared to $(18.4) million for the full year 2016. Distributable cash flow attributable to the limited partners for 2017 was $113.0 million.

Revenues for the year ended December 31, 2017 totaled $602.6 million on sales of 8,938,713 tons of frac sand, compared to revenues of $204.4 million on sales of 4,253,746 tons of frac sand for the year ended December 31, 2016. Contribution margin averaged $18.38 per ton for the full year 2017, compared to $3.79 per ton for the full year 2016. The volume increase for the full year 2017 compared to 2016 is a result of dramatically improved market conditions, in addition to increased production capacity availability following the resumption of operations at the Whitehall facility in March 2017 and commencement of operations at the Kermit facility in July 2017. For the years ended December 31, 2017 and 2016, volumes sold at the mine were 38% and 46%, respectively, while volumes sold at the wellsite grew to 11% in 2017 from 1% in 2016.

Average sales price per ton was $67 and $48 for the years ended December 31, 2017 and 2016, respectively. The increase in average sales price experienced in 2017 was driven by changes in industry market conditions, including generally short supply of frac sand and increasing demand in 2017 compared to excess supply of frac sand with declining demand in 2016, and the resulting sales price trends, as well as the impact of the mix in pricing of volumes sold at the mine, at the terminal or at the wellsite.

Operational Update

Hi-Crush commenced operations at its Permian Basin Kermit production facility in July 2017. Kermit completed its utilization ramp in mid-October 2017, achieving full utilization on its annualized run rate of 3.0 million tons per year. Kermit has contracted approximately 90% of its nameplate capacity under long-term, fixed-price arrangements with high-quality customers, including large E&P companies.

In October 2017, Hi-Crush commenced operations at its Pecos terminal, the industry’s first unit train capable terminal with silo storage in the Southern Delaware Basin. The facility includes 20,000 tons of vertical storage, is unit train capable and offers direct access to Class-1 rail.

At the end of 2017, Hi-Crush had 10 PropStream crews in the Permian Basin and Marcellus and Utica plays.

"We are proud to be the industry’s first mover in the Permian, expanding our service offerings to customers through the start-up of our Kermit facility and Pecos terminal, as well as growth in PropStream crews," said Mr. Rasmus. "Since commencing operations at Kermit in July 2017, more than two months ahead of schedule, our team successfully and efficiently ramped production to full utilization in October, adding attractive contribution margin and representing 22% of our total volumes sold during the fourth quarter. Feedback on the industry’s first Permian sand from our Kermit facility has been positive. Our customers appreciate the value, quality, and effectiveness of the product we are delivering. Also, we are pleased to have completed our Pecos terminal, which complements our Kermit facility, and allows us to deliver Northern White volumes efficiently and cost-effectively to where they are most demanded.

"Our PropStream last mile logistics service adds safe and efficient wellsite delivery capabilities and further enhances the value and optionality we offer customers by controlling the supply chain from the mine to the blender hopper. The investments we have made to date, in addition to our plans for future growth and our expertise, will continue to benefit us throughout 2018 and over the long-term. Along with our leading portfolio of Northern White mines and our owned and operated terminals, we provide the full range of products and services that our customers desire, where and when they need them."

Liquidity and Capital Expenditures

In December 2017, the Partnership entered into a new seven-year $200 million Senior Secured Term Loan Credit Facility ("Term Loan"), and a new five-year Revolving Credit Agreement. The new $200 million Term Loan replaces the Partnership’s previous $200 million Term Loan Credit Facility, extending maturity to December 2024. The new five-year $125 million Revolving Credit Agreement replaces the company’s previous $75 million revolving credit agreement, extending the maturity to December 2022. The new Term Loan and Revolving Credit Agreement provide the financial flexibility in return of capital, including unit repurchases, sought by the Partnership.

As of December 31, 2017, the Partnership had $197.4 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Agreement. As of December 31, 2017, Hi-Crush had $110.0 million in cash and available capacity under its Revolving Credit Agreement.

Capital expenditures for the year ended December 31, 2017, totaled $122.0 million related to costs associated with the construction of the Kermit facility, the Pecos terminal facility, additional equipment to support PropStream growth, and overburden removal, among other projects.

The Partnership previously announced total capital expenditures for 2018 are expected to be in the range of $35 to $45 million, related to continued investment in equipment for PropStream, normal maintenance capital expenditures, including overburden removal, and discretionary investments in logistics assets.

Distribution and Unit Buyback Program

On January 17, 2018, Hi-Crush declared a quarterly cash distribution of $0.20 per unit on all common units, or $0.80 on an annualized basis, for the fourth quarter of 2017. The distribution was paid on February 13, 2018 to unitholders of record on February 1, 2018. Hi-Crush expects to increase the quarterly cash distribution by approximately 10% per quarter for the foreseeable future, subject to periodic review and market conditions.

During the fourth quarter of 2017, Hi-Crush repurchased 2,030,163 common units for a total cost of $20.0 million under the authorized $100 million unit buyback program. The Partnership's new Term Loan and Revolving Credit Agreement allow for unlimited repurchases of our common units, and the Partnership remains committed to executing up to the remaining $80 million of repurchases allowed under the program. The repurchase program does not obligate the Partnership to repurchase any specific dollar amount or number of units and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

Outlook

For the first quarter of 2018, the Partnership expects total sales volumes to be 2.7 to 2.9 million tons.  The sequential decline in forecasted volumes is the result of the temporary impacts from extreme winter weather and ongoing Class-1 railroad service issues.  These issues have escalated in February, reflecting the broader challenges faced by the national rail network, which today are impacting all railroads and all sectors that transport goods by rail.  The Partnership currently expects Class-1 railroad service to improve gradually through the remainder of the quarter and be largely resolved by the end of the first quarter of 2018. Pricing has continued to improve in the first quarter of 2018 and is expected to further increase over the coming months, driven by ongoing tightness in frac sand supply and demand, particularly for fine mesh sand.

"The successes Hi-Crush achieved in 2017 were the result of executing our plan and moving proactively, decisively and quickly as the industry evolved," said Mr. Rasmus. "We set company records in volumes produced, and pushed pricing and margins consistently higher over the course of the year. Our execution, major project development and positioning over the last year reflect our successful anticipation of structural market shifts and serve as a springboard for growth and profitability in 2018 and beyond. We are engaged with our partners to help them resolve the Class-1 railroad issues, while actively working on other creative solutions to limit the impact on our customers and our business.  Looking ahead, we expect frac sand demand to continue to rise throughout 2018, totaling approximately 100 million tons. This level of demand, coupled with potential ongoing bottlenecks and dislocations will amplify the importance of investments we have made in the production, logistics and last mile components of our service offering."

Conference Call

On Tuesday, February 20, 2018, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s fourth quarter and full year 2017 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13675274. The replay will be available until March 6, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Hi-Crush Partners LP filed with the Securities and Exchange Commission (the "SEC") its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the "Form 10-K") on February 20, 2018. An electronic copy of the Form 10-K (including these financial statements) is available on Hi-Crush’s website at www.hicrush.com under the "Investors Relations" section, and also may be obtained through the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K and these financial statements free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at 1330 Post Oak Blvd, Suite 600, Houston, Texas 77056, and our telephone number is (713) 980-6200.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities is capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our Wisconsin production facilities' direct access to major U.S. railroads enhances our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our Texas production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStream logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to wellsite. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
Unaudited Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	December 31,		September 30,
	2017	2016 (a)	2017
Revenues	$216,456	$67,297	$167,583
Cost of goods sold (excluding depreciation, depletion and amortization)	146,428	62,532	119,955
Depreciation, depletion and amortization	8,220	4,349	8,805
Gross profit	61,808	416	38,823
Operating costs and expenses:
General and administrative expenses	10,787	5,383	9,583
Impairments and other expenses	522	27	200
Accretion of asset retirement obligations	115	111	115
Other operating income	—	—	(3,554)
Income (loss) from operations	50,384	(5,105)	32,479
Other income (expense):
Earnings from equity method investments	217	—	128
Interest expense	(3,091)	(3,021)	(2,800)
Loss on extinguishment of debt	(4,332)	—	—
Net income (loss)	$43,178	$(8,126)	$29,807
Earnings (loss) per limited partner unit:
Basic	$0.48	$(0.11)	$0.33
Diluted	$0.47	$(0.11)	$0.32

Consolidated Statements of Operations

	Year Ended
	December 31,
	2017	2016 (a)
Revenues	$602,623	$204,430
Cost of goods sold (excluding depreciation, depletion and amortization)	438,348	188,308
Depreciation, depletion and amortization	29,449	17,032
Gross profit (loss)	134,826	(910)
Operating costs and expenses:
General and administrative expenses	39,008	35,501
Impairments and other expenses	865	34,025
Accretion of asset retirement obligations	458	430
Other operating income	(3,554)	—
Income (loss) from operations	98,049	(70,866)
Other income (expense):
Earnings from equity method investments	75	—
Interest expense	(11,258)	(13,653)
Loss on extinguishment of debt	(4,332)	—
Net income (loss)	$82,534	$(84,519)
Earnings (loss) per limited partner unit:
Basic	$0.97	$(1.64)
Diluted	$0.96	$(1.64)

(a)
Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC, 2.0% equity interest in Hi-Crush Augusta LLC and PDQ Properties LLC (together the "Other Assets").

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	December 31,		September 30,
	2017	2016	2017
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$43,178	$(8,126)	$29,807
Depreciation and depletion expense	8,222	4,350	8,806
Amortization expense	419	421	421
Interest expense	3,091	3,021	2,800
EBITDA	54,910	(334)	41,834
Earnings from equity method investments	(217)	—	(128)
Loss on extinguishment of debt	4,332	—	—
Adjusted EBITDA	59,025	(334)	41,706
Less: Cash interest paid	(2,818)	(2,649)	(2,427)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(5,553)	(1,717)	(3,399)
Add: Accretion of asset retirement obligations	115	111	115
Add: Unit-based compensation	1,808	(395)	1,509
Distributable cash flow	52,577	(4,984)	37,504
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	579	—
Distributable cash flow attributable to Hi-Crush Partners LP	52,577	(4,405)	37,504
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$52,577	$(4,405)	$37,504

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Year Ended
	December 31,
	2017	2016
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$82,534	$(84,519)
Depreciation and depletion expense	29,456	17,039
Amortization expense	1,681	1,682
Interest expense	11,258	13,653
EBITDA	124,929	(52,145)
Non-cash impairment of goodwill	—	33,745
Earnings from equity method investments	(75)	—
Loss on extinguishment of debt	4,332	—
Adjusted EBITDA	129,186	(18,400)
Less: Cash interest paid	(9,867)	(11,787)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(13,742)	(5,680)
Add: Accretion of asset retirement obligations	458	430
Add: Unit-based compensation	5,714	2,620
Distributable cash flow	111,749	(32,817)
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	1,247	1,641
Distributable cash flow attributable to Hi-Crush Partners LP	112,996	(31,176)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—
Distributable cash flow attributable to limited partner unitholders	$112,996	$(31,176)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Consolidated Cash Flow Information
(Amounts in thousands)

	Year Ended
	December 31,
	2017	2016 (a)
Operating activities	$96,269	$(27,985)
Investing activities	(470,022)	(127,840)
Financing activities	374,894	147,104
Net increase (decrease) in cash	$1,141	$(8,721)

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets.

Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	December 31,
	2017	2016 (a)
Assets
Current assets:
Cash	$5,662	$4,521
Accounts receivable, net	139,448	52,834
Inventories	44,272	29,277
Prepaid expenses and other current assets	2,832	2,716
Total current assets	192,214	89,348
Property, plant and equipment, net	899,158	541,693
Goodwill and intangible assets, net	8,416	10,097
Equity method investments	17,475	10,232
Other assets	5,877	7,831
Total assets	$1,123,140	$659,201
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$46,794	$19,264
Accrued and other current liabilities	29,931	8,155
Current portion of deferred revenues	4,399	—
Due to sponsor	12,399	118,641
Current portion of long-term debt	2,957	2,962
Total current liabilities	96,480	149,022
Deferred revenues	7,384	—
Long-term debt	194,462	193,458
Asset retirement obligations	10,179	9,514
Other liabilities	19,000	5,000
Total liabilities	327,505	356,994
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 89,009,188 and 63,668,244 units outstanding, respectively	795,635	299,516
Total partners’ capital	795,635	299,516
Non-controlling interest	—	2,691
Total equity and partners' capital	795,635	302,207
Total liabilities, equity and partners’ capital	$1,123,140	$659,201

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets.

Unaudited Per Ton Operating Activity

	Three Months Ended
	December 31,		September 30,
	2017	2016	2017
Sand sold (in tons)	2,985,115	1,358,511	2,456,195
Sand produced and delivered (in tons)	3,001,744	1,271,763	2,517,752
Contribution margin ($ in thousands)	$70,028	$4,765	$47,628
Contribution margin per ton sold	$23.46	$3.51	$19.39

	Year Ended
	December 31,
	2017	2016
Sand sold (in tons)	8,938,713	4,253,746
Sand produced and delivered (in tons)	9,067,584	4,207,044
Contribution margin ($ in thousands)	$164,275	$16,122
Contribution margin per ton sold	$18.38	$3.79

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
Weighted average limited partner units outstanding:	2017	2016	2017	2016
Basic common units outstanding	90,201,488	63,668,189	86,518,249	49,567,268
Potentially dilutive common units	1,382,733	—	1,382,733	—
Diluted common units outstanding	91,584,221	63,668,189	87,900,982	49,567,268
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended December 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$17,802	$17,802
Assumed allocation of earnings in excess of distributions	—	25,376	25,376
Assumed allocation of net income	$—	$43,178	$43,178

Earnings per limited partner unit - basic		$0.48
Earnings per limited partner unit - diluted		$0.47

	Three Months Ended December 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(8,126)	(8,126)
Add back recast losses attributable to Whitehall and Other Assets	—	902	902
Assumed allocation of net loss	$—	$(7,224)	$(7,224)

Loss per limited partner unit - basic		$(0.11)
Loss per limited partner unit - diluted		$(0.11)

	Year Ended December 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$31,457	$31,457
Assumed allocation of earnings in excess of distributions	—	51,077	51,077
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$84,005	$84,005

Earnings per limited partner unit - basic		$0.97
Earnings per limited partner unit - diluted		$0.96

	Year Ended December 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(84,519)	(84,519)
Add back recast income attributable to Blair through August 31, 2016	—	(279)	(279)
Add back recast losses attributable to Whitehall and Other Assets	—	3,485	3,485
Assumed allocation of net loss	$—	$(81,313)	$(81,313)

Loss per limited partner unit - basic		$(1.64)
Loss per limited partner unit - diluted		$(1.64)